UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2015 (May 13, 2015)

GOLDMAN SACHS BDC, INC.

(Exact name of registrant as specified in charter)

Delaware	001-35851	46-2176593
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 West Street, New York, New York		10282
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 902-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 13, 2015, the Board of Directors of Goldman Sachs BDC, Inc. (the “Company”) increased the size of the Board of Directors by one director (to a total size of five directors) and filled the vacancy created by such increase by appointing Janet F. Clark, age 60, as a director, effective May 13, 2015. Ms. Clark will hold office until the date of the Company’s 2015 Annual Meeting of Stockholders and until her successor shall be elected and qualified or until her earlier death, resignation, retirement, disqualification or removal. Ms. Clark will also serve on the audit, compliance, compensation, contract review and governance and nominating committees.

Ms. Clark was not appointed to the Board of Directors pursuant to any arrangement or understanding with any other person. Ms. Clark has no family relationships with any director or executive officer of the Company and there are no transactions in which Ms. Clark has an interest requiring disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission. Ms. Clark is an independent director under New York Stock Exchange standards because she is not an “interested person” of the Company, as defined in Section 2(a)(19) of the Investment Company Act of 1940.

Ms. Clark will receive director fees consistent with the director compensation arrangement in effect, which currently consists of a $110,000 annual fee for services as a director as well as $2,500 plus reasonable out-of-pocket expenses for each Board of Directors meeting attended ($1,250 if attending telephonically) and $1,000 plus reasonable out-of-pocket expenses for each committee meeting attended ($500 if attending telephonically). The Company may also pay the incidental costs of a director to attend training or other types of conferences relating to the BDC industry.

On May 14, 2015, the Company issued a press release, announcing the appointment of Ms. Clark as a director. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits:

Exhibit Number	Description

99.1	Press Release of Goldman Sachs BDC, Inc., dated May 14, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDMAN SACHS BDC, INC. (Registrant)

Date: May 14, 2015	By:	/s/ Jonathan Lamm
	Name:	Jonathan Lamm
	Title:	Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Goldman Sachs BDC, Inc., dated May 14, 2015